EXHIBIT 10.2

RETENTION AGREEMENT AND RELEASE

This Retention Agreement and Release (hereinafter “Agreement”) is freely entered into by Coherent, Inc. (“Coherent”) and Ronald A. Victor (“Victor”), dated April 4, 2008, in consideration of the commitments made to them, all of which commitments are set forth in this document.

1.                                       Victor hereby submits his resignation of employment with Coherent, and Coherent accepts his resignation, to become effective January 2, 2009 (the “Resignation Date”).

(a)                                  At-Will employment:  Until such Resignation Date, Victor shall continue to be an at-will employee of Coherent, and retain his current title and position as Executive Vice President of Human Resources.  Specifically, as an at-will employee, either Coherent or Victor may terminate his employment with or without cause and with or without notice.  In addition, if Coherent changes the compensation, duties, assignments, responsibility and location of other executive officers of Coherent to adjust to Coherent’s dynamic environment, Coherent reserves the right to also modify, with or without prior notice, Victor’s compensation, duties, assignments, responsibility and location of Victor’s employment.

(b)                                 Compensation through Resignation Date:  Victor will continue to receive his current base salary wages through his Resignation Date, which will be paid pursuant to normal Company practices.  Victor shall remain eligible to earn a bonus through the end of Coherent’s Fiscal Year 2008, which shall be determined according to the terms of Coherent’s 2008 Variable Compensation Plan structure as approved by Coherent’s Compensation Committee, as amended from time to time.  To the extent a Variable Compensation Plan is adopted in Coherent’s Fiscal Year 2009 (“2009 Variable Compensation Plan”), Victor shall be eligible to earn a bonus according to the terms of the 2009 Variable Compensation Plan.

(c)                                  Fringe Benefits:  Up to and until his Resignation Date, Victor will remain eligible to participate in the employee benefits and benefit plans Coherent generally makes available to its full-time regular U.S. executive employees with a similar level of position and tenure, subject to the terms and conditions of such benefits and benefit plans, and as may be modified by the Company from time to time.

(d)                                 Stock Awards:  Victor will continue to vest through the Resignation Date in options, restricted stock units, and performance shares granted to him through the date of this Agreement, in accordance with the terms of the agreements evidencing such grants and the applicable plans pursuant to which such grants were granted (collectively, the “Stock Award Documents”), and will also have the right to exercise his options in accordance with the terms of his Stock Award Documents and as permitted by law, including through the last day of his post-termination exercise period set forth in the Stock Award Documents, but in no event later than expiration of the terms of his options.

(e)                                  Indemnification Rights:  Notwithstanding any other provision of this Agreement, Coherent will comply with its obligations to indemnify Victor in accordance with the Indemnification Agreement entered into by and between Victor and Coherent on March 27, 2003 and the By-laws of Coherent, Inc. as amended and restated on February 7, 2005 and in accordance with any requirements imposed by applicable law, including, but not limited to, California Labor Code § 2802, subject in each case to limitations on indemnity provided by the applicable document, contract or law.  The release of claims set forth in this Agreement does not extend to or limit in any way Victor’s contractual or other rights of indemnification.

2.                                       To the fullest extent permitted by law, Victor on behalf of himself, his spouse (if any), heirs, estate, executors, administrators, insurers, attorneys, successors and assigns (all hereinafter “Releasors”) hereby fully releases, acquits and forever discharges Coherent, and all of its past and present parent companies, affiliates, subsidiaries, related companies, successors, assigns and transferees, and each of their past and present agents, officers, directors, insurers, investigators, attorneys, shareholders, partners, and employees, and each of their spouses, heirs, estates, executors, administrators, insurers, attorneys and assigns (all hereinafter “Releasees”) from and against any and all claims, rights, demands, actions, obligations, liability and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, which Victor has or has had against the Releasees including but not limited to, those arising from or in any way connected with or relating to:

(a)                                  Victor’s employment, lack of employment, resignation or termination of employment;

(b)                                 All acts or omissions of Releasees heretofore occurring or arising, including but not limited to any claim for damages incurred at anytime after the date of this Agreement, or after the date of its re-execution, because of alleged continuing effects of any alleged act or omission occurring on or before the date of this Agreement or any re-execution; and

(c)                                  Victor’s claims under any and all torts, contract, common law or federal, state or local statutory theories, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers’ Benefit Protection Act (“OWBPA”).

Victor also agrees to reaffirm and re-execute this Agreement (including but not limited to the release provided herein) on or within twenty-one (21) days following his Resignation Date, in the form provided herein.

3.                                       Notwithstanding the above, from the date of this Agreement through the Resignation Date only, Victor does not release any claims related to the grant, vesting, exercise and termination of his stock options, rights to purchase, or actual purchase of, shares of stock of Coherent, and including but not limited to any options which were unvested or vested that were subsequently terminated, and any liability associated with the application of Section 409A of the Code to such options or stock rights.  At the time of Victor’s re-execution of this Agreement, such claims will be released.  Victor expressly understands that the only claims not released through this Agreement and its re-execution are any claims that cannot be released by law such as claims for workers’ compensation, and/or claims relating to the validity of this Release Agreement under the ADEA as amended by the OWBPA.

4.                                       Victor understands and agrees that this Agreement is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in Paragraph 2 above and in the re-execution below.  Victor, on behalf of himself and all Releasors, expressly waives any and all rights or benefits which Victor may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code and any similar law of any state or territory in the United States.  Said section provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Victor fully understands that, if any fact with respect to any matter covered in this Agreement is found hereinafter to be other than or different from the facts now or at the time of re-execution believed by Victor to be true, Victor expressly accepts and assumes that this Agreement shall be and remain effective, notwithstanding such difference in facts unless such fact is expressly represented in this Agreement.

5.                                       Victor agrees not knowingly to apply, reapply, or seek reinstatement for employment at any time with Coherent, or any other subsidiary or related company.  In the event Victor unknowingly applies for a position with such company, such company is under no obligation to hire Victor.

6.                                       Coherent shall reimburse Victor for legal fees and related costs incurred by him in the negotiation and preparation of this Agreement, not to exceed $5,000.00.  Victor expressly warrants and agrees that he shall bear his own legal fees and related costs to the extent they exceed $5,000.00, or are otherwise unrelated to the negotiation and preparation of this Agreement.

7.                                       Following his Resignation Date, Victor agrees to cooperate with the Company by making himself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit or proceeding relating to events occurring during Victor’s employment with the Company and to assist the Company or any of its affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, as reasonably requested by the Board or such representatives or counsel.  Victor will be reimbursed for any reasonable expenses involved in such cooperation, but will not receive any additional compensation for this cooperation.

8.                                       Victor warrants and agrees that at the time of re-execution of this Agreement, Coherent has paid him any and all vacation pay, salary and other undisputed wages due, and that no such payments or amount are included in the sums specified in Paragraph 9, below.  Victor expressly states that the release in this Agreement is not given in return for the payment of any wages due and owing.

9.                                       Notwithstanding the at-will nature of Victor’s employment, in the event (i) Coherent terminates Victor’s employment without Good Cause as defined herein prior to the Resignation Date, or (ii) Victor remains employed up to the Resignation Date, Coherent agrees to pay Victor a lump-sum payment of two hundred and fifty thousand dollars ($250,000.00), less deductions required by law. The aforementioned sum is consideration to which Victor would otherwise not be entitled.  This sum shall be paid to Victor, by check or wire transfer, as provided by written notice by Victor to Coherent, no later than ten (10) days after receipt of a fully executed and re-executed original of this Agreement following the Resignation Date, but in no event will it be paid earlier than the seven (7) day revocation period or if this Agreement or its re-execution is timely revoked.  As used herein, Good Cause shall mean any of the following as set by Coherent in good faith at its sole discretion: Victor’s performance of an act of dishonesty which is intended to result in substantial gain or personal enrichment to him at the expense of Coherent; Victor’s persistent failure or inability to perform the duties and obligations of his employment which are demonstrably willful and deliberate on Victor’s part and which are not remedied in a reasonable period of time after receipt of written notice from Coherent; or Victor’s conviction of, or plea of nolo contendere to, a felony.  If Victor becomes unable to continue his employment through the Resignation Date due to death, or a disability that cannot be reasonably accommodated and is confirmed by a health care professional of Coherent’s choosing, Coherent will nevertheless pay this sum to Victor or his estate in the same amount and at the same time that payment would have been made to Victor, provided Victor has timely executed and, in the event of his death, his estate on behalf of all Releasors, re-executed this Agreement and has not timely revoked.  Victor hereby agrees and consents to an examination by Coherent’s chosen health care provider, authorizes disclosure of all information by the health care professional regarding such examination to be made to Coherent, and agrees to execute any consent or waiver forms necessary to effectuate this provision.  If Victor’s employment is terminated by Coherent prior to the Resignation Date for Good Cause, or if Victor resigns earlier than the Resignation Date, no payments shall be due Victor under this Agreement.

10.                                 This Agreement is binding on and for the benefit of Victor, the Releasors, and the Releasees and their respective heirs, executors, administrators, successors, and assigns, whenever the context requires.  The parties agree that the consideration provided by Coherent is for the benefit of and fully releases all Releasees.

11.                                 Coherent and Victor agree to refrain from any false or derogatory statements regarding, disparagement, defamation, libel, slander, or tortious interference with the contracts and relationships of, the other.

12.                                 Victor agrees that for a period of twelve (12) months after the termination of his employment and within any geographical location where Coherent does business as of the Resignation Date, including but not limited to California, or other equivalent geographical subdivision in foreign jurisdictions in which Coherent does business, he shall not induce or attempt to induce any employee, agent or consultant of Coherent or its affiliate or related companies to terminate his or her association with such entity.  The parties agree that the provisions of this Paragraph 12 contain restrictions that are not greater than necessary to protect the interests of Coherent.

13.                                 The provisions of this Agreement are severable, and if any term or condition of this Agreement is determined to be overbroad or invalid, in whole or in part, the remainder of the provisions shall remain in full force and effect.

14.                                 The execution and delivery of this Agreement or any payments or the performance of any acts in connection therewith shall not be deemed at any time or place to be an admission by Victor or Releasees that Victor or Releasees at any time performed or failed to perform any act, which performance or failure to perform was or is in violation of any of Victor’s or Releasees’ rights and/or which performance or failure to perform gives rise to any valid claim for damages or any other relief whatsoever.

15.                                 Effective the Resignation Date, this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements or understandings, whether oral or written, between and among them with respect to such matters, except for the agreements referred to in paragraph 1(e) above, the Stock Award Documents, confidentiality or proprietary information agreements which remain in full force and effect according to their terms.  The provisions of this Agreement may not be waived, altered, amended, or repealed in whole or in part except upon the prior written consent of all the parties hereto.  Notwithstanding the above, if Victor becomes entitled to severance benefits pursuant to the Coherent Change in Control Severance Plan prior to the Resignation Date, he will receive benefits solely under that Plan and not this Agreement.

16.                                 This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles.  Both parties agree to the exclusive jurisdiction and venue of the courts of the State of California, County of Santa Clara, or, if applicable, the federal courts having jurisdiction over Santa Clara County, California in the event of any future dispute between them.

17.                                 Victor declares that prior to execution of this Agreement, he has consulted with his legal counsel of choice.  Victor further apprised himself of sufficient relevant information, through sources of his own selection, in order that he might intelligently exercise his own judgment in deciding whether to execute the Agreement and in deciding on the contents hereof.  Victor further declares this decision is not predicated or influenced by any declarations or representations of Releasees other than may be contained in this Agreement.  The contents of this Agreement have been explained to Victor by his counsel of choice.  Victor agrees that he is executing this Agreement voluntarily with full knowledge of its significance.

18.                                 If any suit is brought relating to this Agreement or any breach of it (with the exception of a claim brought by Victor challenging the validity of this Agreement release under the ADEA as amended by OWBPA), the prevailing party in such suit shall be entitled to all remedies and reimbursement for costs, expenses and attorneys’ fees incurred by it in each such suit.

19.                                 Victor expressly states that he has read this Agreement, with the assistance of his counsel of choice, and understands all of its terms, and that the preceding paragraphs recite sole consideration for this Agreement, and that all agreements and understandings between the parties are embodied and expressed herein.  Victor states that he has been given up to twenty-one (21) days to consider the contents of this Agreement, if he wishes, that he has been advised to consult legal counsel, and that he has been advised that he may revoke this Agreement within seven (7) days of signing it.  If Victor does not revoke this Agreement, this Agreement becomes effective the later of (i) eight (8) days after Victor signs this Agreement or (ii) upon Coherent’s execution of this Agreement.

20.                                 Each party agrees to execute any and all documents and instruments necessary to facilitate and effect the terms of this Agreement.

21.                                 The parties may execute the Agreement in counterparts, which together constitute a complete document.  Each counterpart shall be delivered to Jennifer L. Field, Baker & McKenzie, Palo Alto, California, 94304, telephone 650-856-5501, facsimile 650-856-9299.  An executed counterpart may be transmitted by facsimile and shall be binding on the parties at such time as transmission is complete, subject only to the seven (7) day revocation period.  Each party agrees to send the original counterpart by United States Postal Service first class mail or overnight delivery on the same day it is sent by facsimile.

22.                                 Notices shall be provided as follows:

To Coherent:

Attn: General Counsel

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95054

Direct: (408) 764-4180

To Ronald A. Victor:

Attn: Ronald A. Victor

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95054

Phone: (408) 764-4000

Accepted by Victor, on behalf of himself and all the Releasors.

DATE: April 4, 2008	/s/ Ronald A. Victor
Ronald A. Victor

Accepted by Coherent on behalf of all the Releasees.

DATE: April 9, 2008	/s/ Helene Simonet
Helene Simonet
Executive Vice President and Chief Financial
Officer, Coherent Inc.

APPROVED AS TO FORM AND ACKNOWLEDGED:

DATE: April 4, 2008	Fenwick & West LLP

/s/ Daniel J. McCoy
Daniel J. McCoy
Counsel for Ronald A. Victor

RE-EXECUTION AND RATIFICATION OF RELEASE

23.                                 Ronald Victor hereby re-executes and reaffirms all releases, waivers, rights, and obligations set forth in the Agreement above, including his time to consider the release and time to revoke the Agreement, and voluntarily agrees to all the terms of the Agreement in exchange for the additional benefits to which he would otherwise not be entitled.

24.                                 Further, and in exchange for the additional benefits set forth in the Agreement, Releasors hereby also fully release, acquit and forever discharge Releasees from and against any and all claims, rights, demands, actions, obligations, liability and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, which Victor has or has had against the Releasees related to the grant, vesting, exercise and termination of his stock options, rights to purchase, or actual purchase of, shares of stock of Coherent, and including but not limited to any options which were unvested or vested that were subsequently terminated, and any liability associated with the application of Section 409A of the Code to such options or stock rights.

Dated:

Ronald A. Victor